Exhibit 3.1

CERTIFICATE OF AMENDMENT TO
THE CERTIFICATE OF INCORPORATION
OF
COEUR MINING, INC.

The undersigned, desiring to amend the certificate of incorporation of a Delaware corporation pursuant to Section 242 of the Delaware General Corporation Law (the “Act”), hereby certifies as follows:

FIRST. The name of the corporation (hereinafter called the “Corporation”) is Coeur Mining, Inc.

SECOND. This Certificate of Amendment (the “Certificate of Amendment”) amends provisions of the Corporation’s Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on May 15, 2013 and was amended by the Amendment to the Certificate of Incorporation on May 12, 2015 and the Amendment to the Certificate of Incorporation on May 10, 2022 (the “Certificate of Incorporation”).

THIRD. Section 4.1 of Article IV of the Certificate of Incorporation, which Section sets forth the Authorized Stock of the Corporation, is hereby amended and restated in its entirety as follows:

“Section 4.1 Authorized Stock. The aggregate number of shares which the Corporation shall have authority to issue is 910,000,000 shares, of which 900,000,000 shares shall be designated as Common Stock, par value $0.01 per share (the “Common Stock”), and 10,000,000 shares shall be designated as Preferred Stock, par value $1.00 per share (the “Preferred Stock”).”

FOURTH. The amendment herein certified has been duly adopted in accordance with Section 242 of the Act.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of February 13, 2025.

COEUR MINING, INC.

Date: February 13, 2025
By: /s/ Mitchell J. Krebs

Name: Mitchell J. Krebs
Title: President and Chief Executive Officer